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 Exhibit A-3

ScottishPower Group
March 31, 2002

                                          ($)       (%) of total
                                      In millions   capitalization
                                      -----------   ---------------
Common Stock                              8,331              47%
Holders' Funds

Preferred Stock                               0               0%
Holders' Funds

Short - term debt(1)                      1,746              10%

Long  - term debt                         7,637              43%


Total capitalization                     17,714             100%


Notes:
The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends

(1) Includes long-term debt currently maturing.